   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1999



                                                      REGISTRATION NO. 333-86361

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             IMMERSION CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          3577                          94-3180138
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NUMBER)            IDENTIFICATION NO.)

                               2158 PARAGON DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 467-1900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                               LOUIS B. ROSENBERG
                            CHIEF EXECUTIVE OFFICER
                             IMMERSION CORPORATION
                               2158 PARAGON DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 467-1900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             BRUCE SCHAEFFER, ESQ.                          LAIRD H. SIMONS, III, ESQ.
               TOM FURLONG, ESQ.                          KATHERINE TALLMAN SCHUDA, ESQ.
             PAMELA B. BURKE, ESQ.                         CYNTHIA E. GARABEDIAN, ESQ.
        GRAY CARY WARE & FREIDENRICH LLP                        FENWICK & WEST LLP
              400 HAMILTON AVENUE                              TWO PALO ALTO SQUARE
        PALO ALTO, CALIFORNIA 94301-1825                   PALO ALTO, CALIFORNIA 94306
                 (650) 328-6561                                   (650) 494-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                               ------------------

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF                PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
         SECURITIES TO BE REGISTERED                    OFFERING PRICE                 REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)...............            $53,762,500                        $14,946
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


(1) Previously paid in connection with the filing of Immersion's Registration Statement on Form S-1 (File No. 333-86361) on September 1, 1999.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

Securities and Exchange Commission registration fee.........  $14,946
NASD filing fee.............................................    5,877
Nasdaq National Market application fee......................
Blue sky qualification fees and expenses....................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Director and officer liability insurance....................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................
                                                              -------
          Total.............................................  $
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements (Exhibit 10.1) with its directors and officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Since August 31, 1996, we have sold and issued the following unregistered securities:

          (1) From inception to August 31, 1999, we have issued options to purchase an aggregate of 3,038,387 shares of common stock under the 1994 stock option plan, of which 1,173,114 have been exercised, and 2,123,486 shares of common stock under the 1997 stock option plan, of which 274,949 have been exercised.

          (2) On November 3, 1996, November 4, 1996, November 20, 1996, November 26, 1996 and November 27, 1996, the Company sold an aggregate of 98,334 shares of its Series B preferred stock to accredited investors for an aggregate purchase price of $590,004.

          (3) In November, 1996, we issued an option to purchase 80,700 shares of common stock to Steve Blank at an exercise price of $0.17 per share.

          (4) In November 1996, we issued a warrant to purchase 8,000 shares of Series B preferred stock to Bruce Paul at an exercise price of $6.00 per share.

          (5) From November 1996 through June 1999, we issued options to purchase an aggregate of 154,648 shares of common stock to Steven Blank at exercise prices ranging between $0.173 per share and $3.66 per share. These options may be exercised at any time within ten years after their date of issuance.

          (6) In December 1996, we issued a warrant to purchase 10,000 shares of Series B preferred stock to Bruce Paul at an exercise price of $6.00 per share.

          (7) On March 31, 1997, we issued 30,000 shares of Series A preferred stock to Bruce Paul individually or as a trustee upon the exercise of a warrant for an aggregate of $60,000.00 as consideration for consulting services.

          (8) In March 1997, we issued 30,000 shares of Series A Preferred Stock to Bruce Paul pursuant to an exercise of a warrant dated April 1995 at an exercise price of $2.00 per share.

          (9) On June 3, 1997, the Company sold an aggregate of 1,071,428 shares of its Series C preferred stock to accredited investors for an aggregate purchase price of $1,500,005.40.

          (10) On June 3, 1997, we issued a warrant to purchase 91,191 shares of common stock to an accredited investor at an exercise price of $0.18 per share.

          (11) In December 1997, we issued an option to purchase 80,700 shares of common stock to Washington Research Foundation at an exercise price of $0.37 per share in consideration of consulting services. This option may be exercised at any time within ten years after its issuance.

          (12) In March 1998, we issued an option to purchase 242,100 shares of common stock to Lex Computer Management at an exercise price of $0.62 per share in consideration of consulting services.

          (13) In March 1998, we issued an option to purchase 20,175 shares of common stock to Asia Pacific Ventures Co. with a fair market value of $0.37 in consideration of consulting services. This option may be exercised at any time within ten years after its issuance.

          (14) On April 13, 1998, the Company sold an aggregate of 1,706,232 shares of its Series D preferred stock to accredited investors for an aggregate purchase price of $5,750,002.

          (15) On April 13, 1998, we issued a warrant to purchase 14,836 shares of Series D preferred stock to BancAmerica Robertson Stephens at an exercise price of $3.37 per share.

          (16) In June 1998, we issued 80,700 shares of common stock to Digital Equipment Corporation with a fair market value of $3.66 per share in consideration of consulting services.

          (17) In June 1998, we issued 85,945 shares of common stock to Bernie
     G. Jackson pursuant to an exercise of a warrant dated June 1995 at an exercise price of $0.04 per share.

          (18) In July 1998, we issued 28,245 shares of common stock to Ming-Chang Tsai and Gemintek Corporation at a price of $3.66 per share in consideration of an assignment of the patent.

          (19) On August 1, 1998, we issued 3,750 shares of Series A preferred stock to Bruce Paul upon exercise of a warrant for consideration of $14,000.

          (20) In August 1998, we issued 7,500 shares of Series A Preferred Stock to Bruce Paul pursuant to an exercise of a warrant dated August 1996 at an exercise price of $4.00 per share.

          (21) In November 1998, we issued 28,245 shares of common stock to Craig Culver with a fair market value of $3.66 per share in consideration for an assignment of a patent.

          (22) In February 1999, we issued 8,070 shares of common stock to Washington Research Foundation as consideration for a patent license.

          (23) On March 4, 1999, we issued an aggregate of 1,291,200 shares of common stock to Cybernet Systems Corporation pursuant to an Agreement and Plan of Reorganization.

          (24) On March 4, 1999, we issued a warrant to purchase 322,800 shares of common stock to Cybernet Systems Corporation as consideration for certain consulting services.

          (25) In May 1999, we issued 7,061 shares of common stock to Richard Brent Gillespie pursuant to an exercise of a warrant dated August 1995 at an exercise price of $0.04 per share.

          (26) In June 1999, we issued an option to purchase 20,175 shares of common stock at an exercise price of $3.66 per share to Coactive Drive Corporation. This option may be exercised at any time within ten years after its issuance.

          (27) In July 1999, we issued 68,595 shares of common stock to Michael Reich and Associates in consideration of services.

          (28) There were no underwriters employed in connection with any of the transactions set forth in Item 15.

     The issuances described in Items 15(a)(1) through 15(a)(28) were deemed exempt from registration under the Securities Act in reliance on Section 492 of the Securities Act as transactions by an issuer not involving a public offering. Certain issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1       Form of Underwriting Agreement.*
 2.1       Agreement and Plan of Reorganization with Cybernet Systems
           Corporation ("Cybernet"), its wholly-owned subsidiary and
           our wholly-owned subsidiary dated March 4, 1999.**
 3.1       Amended and Restated Articles of Incorporation of Immersion,
           as amended to date.**
 3.2       Form of Certificate of Incorporation of Immersion.
 3.3       Bylaws of Immersion.**
 3.4       Form of Bylaws.
 4.1       Information and Registration Rights Agreement dated April
           13, 1998.**
 4.2       Immersion Corporation Cybernet Registration Rights Agreement
           dated March 5, 1999.**
 4.3       Common Stock Grant and Purchase Agreement and Plan with
           Michael Reich & Associates dated July 6, 1999.**
 4.4       Common Stock Agreement with Digital Equipment Corporation
           dated June 12, 1998.**
 5.1       Opinion of Gray Cary Ware & Freidenrich LLP.*
10.1       1994 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option Agreement.**
10.2       1997 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option Agreement.**
10.3       Form of Indemnity Agreement.
10.4       Immediately Exercisable Nonstatutory Stock Option Agreement
           with Steven G. Blank dated November 1, 1996.**
10.5       Common Stock Purchase Warrant issued to Cybernet Systems
           Corporation dated March 5, 1999.**
10.6       Consulting Services Agreement with Cybernet Systems
           Corporation dated March 5, 1999.**
10.7       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           8,000 shares of Series B Preferred Stock dated September 22,
           1998.**
10.08      Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           10,000 shares of Series B Preferred Stock dated September
           22, 1998.**
10.09      Operating Agreement for MicroScribe, LLC dated July 1,
           1997.**
10.10      Exchange Agreement with MicroScribe, LLC dated July 1,
           1997.**
10.11      Lease with Spieker Properties, L.P. dated October 26, 1998.
10.12      Agreement Draft for ASIC Design and Development with
           Kawasaki LSI, U.S.A., Inc., dated October 16, 1997.+
10.13      Patent License Agreement with Microsoft Corporation dated
           July 19, 1999.+
10.14      Semiconductor Device Component Purchase Agreement with
           Kawasaki LSI, U.S.A., Inc., dated August 17, 1998.+
10.15      Amendment No. 1 to Semiconductor Device Component Purchase
           Agreement with Kawasaki LSI, U.S.A., Inc., dated April 27,
           1999.+
10.16      Intercompany Intellectual Property License Agreement with
           MicroScribe, LLC dated July 1, 1997.+
10.17      Patent License Agreement with MicroScribe, LLC dated July 1,
           1997.+
10.18      Intellectual Property License Agreement with Logitech, Inc.
           dated [#].+
10.19      Intellectual Property License Agreement with Logitech, Inc.
           dated [#].+
10.20      Technology Product Development Agreement with Logitech, Inc.
           dated [#].+
21.1       Subsidiaries of Immersion.**
23.1       Consent of Deloitte & Touche LLP.**
23.4       Consent of Gray Cary Ware & Freidenrich LLP (included in
           Exhibit 5.1).*

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
24.1       Power of Attorney (included on page II-5).**
27.1       Financial Data Schedule (EDGAR filed version only).**


------------------------
*  To be filed by amendment.


** Previously filed with Registrant's Registration Statement on Form S-1 (File
   No. 333-86361) on September 1, 1999.



# Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



+  Confidential treatment is being requested as to a portion of this exhibit.


     (B) FINANCIAL STATEMENT SCHEDULES.

     The following are filed herewith:

           Independent Auditors' Report on Schedule.

           Schedule II Valuation and Qualifying Accounts.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the thirteenth day of September, 1999


                                          IMMERSION CORPORATION

                                          By: /s/ LOUIS ROSENBERG
                                            ------------------------------------
                                              Louis Rosenberg, Ph.D.
                                              Chairman of the Board, Chief
                                              Executive Officer and President


     Pursuant to the requirements of the Securities Act, this Registration Statement Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----

             /s/ LOUIS ROSENBERG               Chairman of the Board, President    September 13, 1999
---------------------------------------------  and Chief Executive Officer
           Louis Rosenberg, Ph.D.              (Principal Executive Officer)

             /s/ VICTOR VIEGAS*                Chief Financial Officer (Principal  September 13, 1999
---------------------------------------------  Financial and Accounting Officer)
                Victor Viegas

              /s/ BRUCE SCHENA*                Vice President, Chief Technology    September 13, 1999
---------------------------------------------  Officer, Secretary and Director
                Bruce Schena

             /s/ TIMOTHY LACEY*                Vice President, Finance and         September 13, 1999
---------------------------------------------  Director
                Timothy Lacey

              /s/ STEVEN BLANK*                Director                            September 13, 1999
---------------------------------------------
                Steven Blank



*By:   /s/ LOUIS ROSENBERG

     ---------------------------

       Louis Rosenberg, Ph.D.


          Attorney-in-Fact

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Immersion Corporation:

     We have audited the consolidated financial statements of Immersion Corporation (the Company) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated April 2, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
San Jose, California
April 2, 1999

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                               BALANCE AT   CHARGED TO                 BALANCE AT
                                               BEGINNING     COST AND    DEDUCTIONS/     END OF
                                               OF PERIOD     EXPENSES    WRITE-OFFS      PERIOD
                                               ----------   ----------   -----------   ----------
Year ended December 31, 1996
  Allowance for doubtful accounts............     $ 5          $40           $37          $ 8
Year ended December 31, 1997
  Allowance for doubtful accounts............     $ 8          $39           $ 9          $38
Year ended December 31, 1998
  Allowance for doubtful accounts............     $38          $57           $ 3          $92
Six months ended June 30, 1999
  Allowance for doubtful accounts*...........     $92          $ 4           $20          $76

---------------
* Unaudited

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1       Form of Underwriting Agreement.*
 2.1       Agreement and Plan of Reorganization with Cybernet Systems
           Corporation ("Cybernet"), its wholly-owned subsidiary and
           our wholly-owned subsidiary dated March 4, 1999.**
 3.1       Amended and Restated Articles of Incorporation of Immersion,
           as amended to date.**
 3.2       Form of Certificate of Incorporation of Immersion.
 3.3       Bylaws of Immersion.**
 3.4       Form of Bylaws.
 4.1       Information and Registration Rights Agreement dated April
           13, 1998.**
 4.2       Immersion Corporation Cybernet Registration Rights Agreement
           dated March 5, 1999.**
 4.3       Common Stock Grant and Purchase Agreement and Plan with
           Michael Reich & Associates dated July 6, 1999.**
 4.4       Common Stock Agreement with Digital Equipment Corporation
           dated June 12, 1998.**
 5.1       Opinion of Gray Cary Ware & Freidenrich LLP.*
10.1       1994 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option Agreement.**
10.2       1997 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option Agreement.**
10.3       Form of Indemnity Agreement.
10.4       Immediately Exercisable Nonstatutory Stock Option Agreement
           with Steven G. Blank dated November 1, 1996.**
10.5       Common Stock Purchase Warrant issued to Cybernet Systems
           Corporation dated March 5, 1999.**
10.6       Consulting Services Agreement with Cybernet Systems
           Corporation dated March 5, 1999.**
10.7       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           8,000 shares of Series B Preferred Stock dated September 22,
           1998.**
10.8       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           10,000 shares of Series B Preferred Stock dated September
           22, 1998.**
10.9       Operating Agreement with MicroScribe, LLC dated July 1,
           1997.**
10.10      Exchange Agreement with MicroScribe, LLC dated July 1,
           1997.**
10.11      Lease with Spieker Properties, L.P. dated October 26, 1998.
10.12      Agreement Draft for ASIC Design and Development with
           Kawasaki LSI, U.S.A., Inc., dated October 16, 1997.+
10.13      Patent License Agreement with Microsoft Corporation dated
           July 19, 1999.+
10.14      Semiconductor Device Component Purchase Agreement with
           Kawasaki LSI, U.S.A., Inc., dated August 17, 1998.+
10.15      Amendment No. 1 to Semiconductor Device Component Purchase
           Agreement with Kawasaki LSI, U.S.A., Inc. dated April 27,
           1999.+
10.16      Intercompany Intellectual Property License Agreement with
           MicroScribe, LLC dated July 1, 1997.+
10.17      Patent License Agreement with MicroScribe, LLC dated July 1,
           1997.+
10.18      Intellectual Property License Agreement with Logitech, Inc.
           dated [#].+
10.19      Intellectual Property License Agreement with Logitech, Inc.
           dated [#].+
10.20      Technology Product Development Agreement with Logitech, Inc.
           dated [#].+
21.1       Subsidiaries of Immersion.**
23.1       Consent of Deloitte & Touche LLP.**

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
23.4       Consent of Gray Cary Ware & Freidenrich LLP (included in
           Exhibit 5.1.)*
24.1       Power of Attorney (included on page II-5).**
27.1       Financial Data Schedule (EDGAR filed version only).**


---------------

 * To be filed by amendment.



** Previously filed with Registrant's Registration Statement on Form S-1 (File
   No. 333-86361) on September 1, 1999.



 # Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



 + Confidential treatment is being requested as to a portion of this exhibit.